Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harding, Loevner Funds, Inc:

We consent to the use of our reports dated December 21, 2011, with respect to the financial statements and financial highlights of Harding, Loevner Funds, Inc. (comprising the Global Equity Portfolio, International Equity Portfolio, International Small Companies Portfolio, Emerging Markets Portfolio, Institutional Emerging Markets Portfolio, and Frontier Emerging Markets Portfolio) incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP

Chicago, Illinois

December 23, 2011